Exhibit 10.1

January DD, 2026

«First» «Last»
«Title»
«ID»

Dear «First»,

Thryv, Inc. (the “Company”) is undergoing a significant multi-year business transformation, transitioning from a print-based model to a software-driven organization. This period has required exceptional commitment, adaptability, and performance from key employees. Due to this transition, the Company’s stock price has been lower than historical levels, reducing the value of equity-based compensation for many employees.

In recognition of your critical contributions, loyalty, and continued impact on the Company’s success—and in order to ensure stability and continuity during this important phase—the Company is offering you a special Retention Bonus under the terms set forth in this Agreement.

This Retention Agreement (the “Agreement”) sets forth the terms and conditions governing a defined incentive (“Retention Bonus Payment”) in the total gross amount of $«Total_Amount».00 (less applicable withholdings), payable in two installments, in connection with your continued employment with the “Company” through the applicable payment dates and the other terms and conditions noted in this document. The Agreement contains the entire agreement between you and the Company and its successors, predecessors, directors, officers, employees, agents, and representatives relating to the matters contained herein.

You and the Company agree to the following:

1.
The first installment of the Retention Bonus Payment in a total gross amount of $«M_1st_Pmt».00 (less applicable withholdings) will be paid as soon as administratively possible following August 31,2026 and is anticipated to be paid on September 11, 2026, but in no event later than sixty (60) days following August 31, 2026, subject to your continued employment and your continued performance of your normal job responsibilities in a satisfactory manner through and including the payment date of the first installment.

The second installment of the Retention Bonus Payment in a total gross amount of $«M_2nd_Pmt».00 (less applicable withholdings) will be paid as soon as administratively possible following August 31, 2027 and is anticipated to be paid on September 17, 2027, but in no event later than sixty (60) days following August 31, 2027, subject to your continued employment and your continued performance of your normal job responsibilities in a satisfactory manner through and including the payment date of the second installment.

It is our hope that you will choose to remain an employee of Thryv following the applicable payment dates as this Agreement does not imply an intention from the Company to end your employment following the applicable payment dates as you are considered a key and valued employee. Notwithstanding the foregoing, nothing in this Agreement is intended to be construed to create an employment contract or to confer any legal right to continued employment.

2.	In order to be eligible for the Retention Bonus Payment, you must return the signed agreement within three (3) business days of receipt.

3.	You forfeit any installment of the Retention Bonus Payment not paid prior to you leaving the Company voluntarily or involuntarily for any reason.

4.
The Retention Bonus Payment is in addition to, and not in lieu of, any amount that you may be eligible to receive pursuant to the terms and conditions of the Company’s incentive plan applicable to you.

5.
All amounts payable hereunder are intended to be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended and all regulations, guidance and other interpretative authority issued thereunder as “short-term deferrals,” and this Agreement shall be interpreted in a manner consistent with such intent.  Neither the Company, nor any of its directors, officers, employees, or advisors guarantees any particular tax treatment and no such person or entity shall have liability with respect thereto

6.
This Agreement is a bonus-retention plan and, as such, does not constitute an arrangement subject to the Employee Retirement Income Security Act of 1974, as amended.  This Agreement shall not give you any security or other interest in any assets of the Company; rather your right to the Retention Bonus Payment provided under this Agreement shall be that of a general unsecured creditor of the Company.

7.
From the date Individual receives this Agreement for review, and for twelve (12) months after Individual separates from the Company, Individual shall not, without the prior written consent of Thryv, directly or indirectly (e.g., through others) solicit or encourage (or attempt to solicit or encourage) any employees with whom Individual had business contact at Thryv during the twelve (12) months prior to Individual’s last day of employment with Thryv to leave Thryv’s employment. You agree that the sole intent and scope of this covenant is to protect Thryv’s confidential information and trade secrets. Nothing herein is intended or to be construed as a prohibition against general advertising such as “help wanted” ads that are not specifically targeted at employees with whom Individual had business contact.

8.	This Agreement is intended to be effective as of the date signed.

9.
The terms and conditions set forth in this Agreement are confidential between you and the Company and are not to be disclosed to, or discussed with, any other person except as specifically required by law. Any disclosure of the terms and conditions in this letter by you to any other person in violation of this paragraph shall be subject to disciplinary action, up to and including forfeiture of your right to receive the Retention Bonus Payment and/or termination of your employment for cause.

On behalf of our Joe Walsh, CEO and Grant Freeman, President, we appreciate and thank you for your significant contributions and service to the Company and we look forward to the future.

Sincerely,
Jenn Sloan
VP, Total Rewards

To accept this Agreement, please review and electronically sign and date.

I have read the foregoing Agreement, and I understand and agree to all of the terms and conditions contained in the Agreement. I acknowledge that I have received a copy of the Agreement and in order to maintain eligibility, I understand the signed Agreement must be returned within three (3) business days.

First & Last Name

Signature

Date

As noted, this agreement is confidential and highly sensitive. Any questions must be directed solely to Jenn Sloan, VP of Total Rewards. You may not discuss this retention bonus with any other Thryv employees, including members of your leadership team, Human Resources (including Lisa O’Toole or your HR Employee Experience Partner), peers, or any other employee.